                                                                  Exhibit 3.1(t)

                                                                         (STAMP)

                            ARTICLES OF ORGANIZATION
                                       OF
                               ASHTON BURDEN, LLC

                                   ARTICLE ONE

                                Name and Address

     The name of the limited liability company referred to in these Articles as the "Company," is Ashton Burden, LLC, having a street and mailing address of 341 N. Maitland Avenue, Suite 100, Maitland, Florida 32751.

                                   ARTICLE TWO

                                    Duration

     The period of duration of the Company is until the close of business on February 1, 2037, unless earlier dissolved in accordance with the regulations of the Company as adopted and amended from time to time ("Regulations") or the Act.

                                  ARTICLE THREE

                                     Purpose

     The purpose for which the Company is organized is to transact any or all lawful business for which limited liability companies may be organized under the Act.

                                  ARTICLE FOUR

                           Right to Continue Business

     The remaining members of the Company have the right to continue the business of the Company on the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member or the occurrence of any other event which terminates the continued membership of a member of the Company.

                                  ARTICLE FIVE

                                     Managers

     The Company is to be managed by one or more managers. The number, and the classes and qualifications, of Managers shall be fixed from time to time by or in accordance with the Regulations. The number of initial managers of the Company is three (3). The initial managers shall serve until the first annual meeting of members of the Company or until any such manager's successor is duly elected. The initial managers are:

                                                                         (STAMP)

Name              Address
----              -------
Bruce Freeman     3751 Victoria Park Avenue
                  Toronto, Ontario M1W 3Z4 Canada
Harry Rosenbaum   3751 Victoria Park Avenue
                  Toronto, Ontario M1W 3Z4 Canada
Seymour Joffe     3751 Victoria Park Avenue
                  Toronto, Ontario M1W 3Z4 Canada

                                   ARTICLE SIX

                     Registered Office and Registered Agent

     The street address and mailing address of the Company's initial registered Office is:

                        255 S. Orange Avenue, 17th Floor
                             Orlando, Florida 32801

     The name of the Company's initial registered agent in Florida at such address is:

                       American Information Services, Inc.

                                  ARTICLE SEVEN

                             Non-Unanimous Consents

     Any action required by to be taken at any annual or special meeting of members, or any action which may be taken at any annual or special meeting of members, may be takes without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of membership interests having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all membership interests entitled to vote on the action-were present and voted. Prompt notice of the taking of any action by the members without a meeting by less than unanimous written consent shall be given to those members who did not consent in writing to the action.

                                  ARTICLE EIGHT

                              No Preemptive Rights

     No member shall have a preemptive right to acquire any membership interests of securities of any class, that may at any time be issued, sold or offered for sale by the Company.

                                                                         (STAMP)

                                  ARTICLE NINE

                              No Cumulative Voting

     The right of members to cumulative voting in the election of managers is expressly prohibited.

                                   ARTICLE TEN

                               Manager Liability

     A manager of the Company shall not be liable to the Company or its members for monetary damages for an act or omission in the manager's capacity as a manager, except that this Article does not eliminate or limit the liability of a manager to the extent the manager is found liable for (i) a breach of the manager's duty of loyalty to the Company or its members; (ii) an act or omission not in good faith that constitutes a breach of duty of the manager of the Company or an act or omission that involves intentional misconduct or a knowing violation-of the law; (iii) a transaction from which the manager received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the manager's office; or (iv) an act or omission for which the liability of a manager is expressly provided by an applicable statute. Any repeal or amendment of this Article by the members of the Company shall be prospective only and shall not adversely affect any limitation on the liability of a manager of the Company existing at the time of such repeal or amendment. In addition to the circumstances in which the manager of the Company is not liable as set forth in the preceding sentences, the manager shall not be liable to the fullest extent permitted by any provision of the statutes of Florida hereafter enacted that further limits the liability of a manager or of a director of a corporation.

                                 ARTICLE ELEVEN

                                    Organizer

     The name and address of the organizer of the Company is:

Name                 Address
----                 -------
Robert M. Poppell    255 S. Orange Avenue, 17th Floor
                     Orlando, Florida 32801

                                                                         (STAMP)

     IN WITNESS WHEREOF, these Articles of Organization have been executed on June 9, 2004, by the undersigned.

                                        SOLE ORGANIZER


                                        /s/ Robert M. Poppell
                                        ----------------------------------------
                                        Robert M. Poppell

STATE OF FLORIDA   Section
                   Section
COUNTY OF ORANGE   Section

     This instrument was acknowledged before me on June 9, 2004, by Robert M. Poppell, as organizer of ASHTON BURDEN, LLC, who is personally known to me


                                        /s/ Christina M. Lee
                                        ----------------------------------------
                                        Notary Public, State of Florida

                                        Christina M. Lee
                                        ----------------------------------------
                                        (Typed Name of Notary)

My Commission Expires:

                                                                          (SEAL)